Exhibit 99.1

Vitacost.com, Inc. Announces Changes to Executive Management Team

BOCA RATON, Fla., September 16, 2013 – Vitacost.com, Inc. (NASDAQ: VITC), a leading online retailer of health and wellness products, announced that David Zucker has resigned his position as the Company’s Chief Marketing Officer to pursue other interests and will be leaving the Company effective October 11, 2013. The Company will commence a search for his replacement.

“We want to thank David for his efforts over the past two years in significantly expanding our customer base and accelerating our sales growth and we wish him well in his future endeavors,” commented Jeffrey Horowitz, Vitacost’s Chief Executive Officer. “David has built a strong marketing organization during his tenure at Vitacost and his team will report directly to me while we conduct our search.”

About Vitacost.com, Inc.

Vitacost.com, Inc. (Nasdaq:VITC) is a leading online retailer of healthy living products, including dietary supplements such as vitamins, minerals, herbs and other botanicals, amino acids and metabolites, as well as cosmetics, organic body and personal care products, pet products, sports nutrition and health foods.  Vitacost.com, Inc. sells these products directly to consumers through its website, www.vitacost.com.  Vitacost.com, Inc. strives to offer its customers the broadest selection of healthy living products, while providing superior customer service and timely and accurate delivery.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein involve known and unknown risks and uncertainties, which may cause the Company’s actual results in current or future periods to differ materially from those anticipated or projected herein. Those risks and uncertainties include, among other things, significant competition in the Company’s industry; unfavorable publicity or consumer perception of the Company’s products on the Internet; the incurrence of material product liability and product recall costs; costs of compliance and the Company’s failure to comply with government regulations; inability to defend intellectual property claims; the Company’s failure to keep pace with the demands of customers for new products; the current global economic climate; disruptions in the Company’s information technology systems, and the lack of long-term experience with human consumption of some of the Company’s products with innovative ingredients. Those and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the full year ended December 31, 2012 and in the Company's subsequent filings with the Securities and Exchange Commission made prior to or after the date hereof.

Investor Contact:

Vitacost.com

Kathleen Reed

Director of Investor Relations

561.982.4180

ICR, Inc.

Katie Turner

Managing Director

646.277.1228